Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment (the “Amendment”) to the Employment Agreement (the “Agreement”), dated as of April 17, 2006, as amended as of September 21, 2007, by and between Cardinal Health, Inc. (the “Company”) and R. Kerry Clark (the “Executive”), is made and entered into as of the 26th day of September, 2008, by and between the Company and Executive.

1. Section 4(c) of the Agreement is hereby amended to (A) delete the word “or” after clause (iv), (B) replace the period at the end of clause (v) with “; or” and (C) add the following clause (vi):

(vi) the spinoff to shareholders of the Company of the Clinical and Medical Products businesses of the Company prior to December 31, 2009 (a “CMP Spinoff”); provided that a CMP Spinoff will constitute Good Reason only if the Executive provides a Notice of Termination to the Company in respect thereof within six months following the CMP Spinoff.

2. Section 4(e) of the Agreement is hereby amended to add the following sentence at the end thereof:

A termination (A) by the Executive for the Good Reason event described in Section 4(c)(vi), (B) by the Company upon or at any time following a CMP Spinoff other than for Cause (including a termination by the Company on account of Disability) or (C) upon the Executive’s death upon or at any time following a CMP Spinoff, is referred to in this Agreement as a “CMP Termination.”

3. The portion of Section 5(a)(i) of the Agreement that precedes subparagraph 5(a)(i)(A) of the Agreement is hereby amended in its entirety to read as follows:

subject to the execution by the Executive and the Company no later than the 22nd day following the Date of Termination (and non-revocation by the Executive) of a mutual release of claims, the Company shall pay to the Executive in a lump sum in cash within 30 days of the Date of Termination the aggregate of the following amounts:

4. Section 5(a)(i)(A) of the Agreement is hereby amended to add the following proviso at the end thereof:

provided, that notwithstanding the foregoing, if the Executive has made an irrevocable election under any deferred compensation arrangement subject to Section 409A of the Code to defer any portion of the Annual Bonus described in clause (3) above, then for all purposes of this Section 5, such deferral election, and the terms of the applicable arrangement, shall apply to the same portion of the amount described in such clause (3), and such portion shall not be considered as part of the “Accrued Obligations” but shall instead be an “Other Benefit” (as defined below);

5. Section 5(a)(iv) of the Agreement is hereby amended to read in its entirety as follows:

(iv) if such termination is prior to the Scheduled End Date, a ratable portion of each installment of each stock option and restricted stock unit granted at least six (6) months prior to the Date of Termination (other than the Initial RSUs and the

Initial Stock Options) that would have vested on each future vesting date thereof shall continue to vest and, in the case of stock options, become exercisable in accordance with its terms, without regard to any provisions relating to earlier termination of the stock options based on termination of employment; such ratable portion shall, with respect to the applicable installment, be an amount equal to the number of shares in such installment scheduled to vest on the applicable vesting date multiplied by a fraction, the numerator of which shall be the number of days from the date of grant through the date of such termination, and the denominator of which shall be the number of days from the date of grant through such scheduled vesting date; provided, however, that if such termination is a CMP Termination, then the entire portion (and not only a ratable portion) of each stock option and restricted stock unit granted at least six (6) months prior to the Date of Termination (other than the Initial RSUs and the Initial Stock Options) that would have vested on each future vesting date thereof shall continue to vest and, in the case of stock options, become exercisable in accordance with its terms, without regard to any provisions relating to earlier termination of the stock options based on termination of employment (the “Pre-Scheduled End Date Continued Vesting”);

6. The final paragraph of Section 5(a) of the Agreement is hereby amended to read in its entirety as follows:

Notwithstanding the foregoing provisions of this Section 5(a), but subject to the following provisions of this paragraph, (i) any amounts and benefits which constitute deferred compensation subject to Section 409A of the Code that would otherwise be payable or provided under this Section 5(a) prior to the date which is six-months after the Executive’s Separation from Service (as defined below) shall instead be paid, with interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code (“Interest”), or provided on the first business day after the date that is six months following the Executive’s Separation from Service, or, if earlier, upon the Executive’s death and (ii) if the Executive incurs a Separation from Service prior to his Date of Termination, the date of his Separation from Service shall be deemed to be his Date of Termination (or equivalent term) for purposes of determining the date of payment or the payment commencement date under this Agreement and with respect to the Executive’s currently held restricted stock units and account under the Cardinal Health Deferred Compensation Plan (the “DCP”). Notwithstanding clause (i) above, if any amount of employment taxes, within the meaning of regulations promulgated under Section 409A, are payable prior to the sixth month anniversary of the Executive’s Separation from Service with respect to any deferred compensation amount, the Company shall utilize and be deemed to have paid a portion of any such deferred compensation to the extent necessary for the payment of such employment taxes. If any portion of the Executive’s restricted stock units or benefits under the DCP are deferred pursuant to the six-month deferral provision in clause (i) above, then (in lieu of the payment of Interest) such restricted stock units or deferred compensation shall be treated during such six-month period, and adjusted for investment performance in the same manner, as outstanding restricted stock units and deferred compensation, and for these purposes, in the event of a CMP Spinoff, the Executive’s vested and unvested restricted stock units on the date of the CMP Spinoff will be adjusted in the same manner as vested and unvested restricted stock units, respectively, of other holders of restricted stock units who remain in the employ of the Company. For purposes of this Agreement, a “Separation from Service” shall be determined in accordance with regulations promulgated under Section 409A of the Code using the default rule under such regulations.

7. Clause (v) of both Section 5(b) and Section 5(c) of the Agreement is hereby amended to read in its entirety as follows:

(v) the Initial Grant Vesting Acceleration, the Pre-Scheduled End Date Continued Vesting (if the Termination Date is prior to the Scheduled End Date, and including the vesting described in the proviso to Section 5(a)(iv) if such termination is a CMP Termination), the Post-Scheduled End Date Benefits (if the Termination Date is on or after the Scheduled End Date) and the Extended Exercisability and

8. Section 6 of the Agreement is hereby amended to read in its entirety as follows:

Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay (within 30 days following the Company’s receipt of an invoice from the Executive), at any time from the Effective Date through the Executive’s remaining lifetime (or, if longer, through the 20th anniversary of the Effective Date), to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest by either party (including, as the case may be, the Company, any of its affiliates or their respective predecessors, successors or assigns, or the Executive, his estate, beneficiaries or their respective successors and assigns) of the validity or enforceability of, or liability under, any provision of this Agreement (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement); plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code, if the Executive prevails on any material claim made by him, and disputed by the Company under the terms of this Agreement. In order to comply with Section 409A of the Code, in no event shall the payments by the Company under this Section 6 be made later than the end of the calendar year next following the calendar year in which such fees and expenses were incurred, provided, that the Executive shall have submitted an invoice for such fees and expenses at least 30 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred. The amount of such legal fees and expenses that the Company is obligated to pay in any given calendar year shall not affect the legal fees and expenses that the Company is obligated to pay in any other calendar year, and the Executive’s right to have the Company pay such legal fees and expenses may not be liquidated or exchanged for any other benefit.

9. The Company shall reimburse the Executive for reasonable legal fees incurred by him in connection with the negotiation and execution of this Amendment.

10. Except as expressly amended by this Amendment, all terms and conditions of the Agreement remain in full force and effect and are unmodified hereby.

IN WITNESS WHEREOF, the Executive and the Company have executed this Amendment as of the day and year set forth above.

EXECUTIVE

/s/ R. Kerry Clark
R. Kerry Clark

CARDINAL HEALTH, INC.

By:	/s/ Richard C. Notebaert
Name:	Richard C. Notebaert
Title:	Chairman, Human Resources and Compensation Committee